Exhibit C        Execution Copy

SECOND AMENDMENT TO CREDIT AGREEMENT

THIS SECOND AMENDMENT TO CREDIT AGREEMENT, dated as of September 18, 2003 (as amended or modified from time to time, this “Amendment”), is by and among HANDLEMAN COMPANY, a Michigan corporation (the “Company”), each of the Subsidiaries of the Company designated in Section 1.1 as a Borrowing Subsidiary (individually, a “Borrowing Subsidiary” and, collectively, the “Borrowing Subsidiaries”) (the Company and the Borrowing Subsidiaries may each be referred to as a “Borrower” and, collectively, as the “Borrowers”), the lenders party hereto from time to time, (the “Banks” and individually, a “Bank”), STANDARD FEDERAL BANK N.A., as administrative agent for the Banks (in such capacity, the “Agent”), KEYBANK NATIONAL ASSOCIATION, as syndication agent (in such capacity, the “Syndication Agent”) and US BANK, N.A., formerly Firstar Bank, as documentation agent (in such capacity, the “Documentation Agent”).

RECITAL

The Company, the Subsidiary Borrowers, the Banks, the Agent, the Syndication Agent and the Documentation Agent are parties to a Credit Agreement dated as of August 8, 2001, as amended by a First Amendment to Credit Agreement dated as of October 17, 2002 (as amended, the “Credit Agreement”). The Company and the Subsidiary Borrowers desire to amend the Credit Agreement, and the Agent, the Syndication Agent, the Documentation Agent and the Banks are willing to do so in accordance with the terms hereof.

TERMS

In consideration of the premises and of the mutual agreements herein contained, the parties agree

ARTICLE 1.

AMENDMENTS

Subject to Article 3 hereof, the Credit Agreement shall be amended as follows:

1.1 The definition of Termination Date in Section 1.1 is restated as follows:

“Termination Date” shall mean the earlier to occur of (a) August 6, 2006 and (b) the date on which the Commitments shall be terminated pursuant to Section 2.4 or 6.2.

1.2 The following definitions are added to Section 1.1 in appropriate alphabetical order:

“Net Cash Proceeds” shall mean, in connection with any sale of assets, the cash proceeds received by the Company from such sale and any cash received in respect of any non-cash proceeds from such sale, but only as and when received, in all cases net of all attorneys’ fees, accountants’ fees, investment banking fees, amounts required to be applied to the repayment of Indebtedness secured by a Lien expressly permitted hereunder on any asset which is the subject of such sale (other than any Lien in favor of the Agent for the benefit of the Agent and the Lenders) and other fees incurred in connection therewith, net of all Indebtedness and other liabilities and obligations incurred by the Company or any of its Subsidiaries, other than any such liabilities and obligations which are incurred in the ordinary course of business and not in excess of fair market value, in connection with such sale and net of taxes and other liabilities paid or reasonably estimated to be payable as a result thereof.

“Second Amendment” shall mean the Second Amendment to this Agreement dated September 18, 2003.

“Second Effective Date Amendment” shall mean effective date of the Second Amendment.

“Senior Note Agreement” shall mean the note agreement dated as of November 1, 1994, as amended, relating to Senior Notes.

“Senior Note Prepayment Date” shall mean September 17, 2003, which is the date on which all obligations under the Senior Notes are due and payable pursuant to the notice given by the Company to the holders of the Senior Notes pursuant to Section 2.4 of the Senior Note Agreement.

1.3 A new Section 4.21 is added as follows:

4.21 Senior Note Prepayment. The Company has given notice to the holders of the Senior Notes on September 10, 2003 pursuant to Section 2.4 of the Senior Note Agreement that the Company intends to pay in full the Senior Notes on the Senior Note Prepayment Date and the Senior Notes are due and payable in full on the Senior Note Prepayment Date as a result of such notice. The aggregate amount required to pay the Senior Notes in full on the Senior Note Prepayment Date (including the aggregate outstanding principal amount, any Make-Whole Amount (as defined in the Senior Note Agreement) and any accrued interest on the Senior Notes) is $7,650,168.52.

1.4 Section 5.2(g) is restated as follows:

(g) Disposition of Assets; Etc. Sell, lease, license, transfer, assign or otherwise dispose of any of its business, assets, rights, revenues or property, real, personal or mixed, tangible or intangible, whether in one or a series of transactions, other than inventory sold in the ordinary course of business upon customary credit terms and sales of scrap or obsolete material or equipment, provided, however, that this Section 5.2(g) shall not prohibit any such sale, lease, license, transfer, assignment or other disposition if the aggregate book value (disregarding any write-downs of such book value other than ordinary depreciation and amortization) of all of the business, assets, rights, revenues and property disposed of in any consecutive twelve month period shall be less than 10% percent of such aggregate book value of the Consolidated total assets of the Company and its Subsidiaries as of the beginning of the twelve month period ending with the date of any such sale, lease, license, transfer, assignment or other disposition, and if immediately after such transaction, no Default or Event of Default shall exist or shall have occurred and be continuing. Notwithstanding the foregoing, each of the following shall be permitted and shall be excluded in determining the amount allowed to be sold or otherwise disposed of pursuant to the first sentence of this Section 5.2(g), (i) any Subsidiary may sell, lease, transfer or otherwise dispose of its assets to the Company or any Domestic Subsidiary, (ii) the Company may sell, lease, transfer or otherwise dispose of its assets to a Guarantor, (iii) the Company or any Subsidiary may sell, lease, transfer or otherwise dispose of its assets in excess of the limitation set forth above so long as the proceeds of such sale are used (x) to purchase or committed to purchase other property of a similar nature of at least equivalent value within six (6) months of such sale or (y) to prepay the Advances (and to permanently reduce the Commitments by a like amount), and (iv) the Company may sell Anchor Bay Entertainment, Inc., provided that (A) both immediately before and after such sale, no Default or Event of Default shall exist or shall have occurred and be continuing, (B) such sale is closed on or before August 6, 2004, (C) no material assets have been or will be transferred to Anchor Bay Entertainment, Inc. from the Company or any of its Subsidiaries on or after June 30, 2003, (D) the Net Cash Proceeds received by the

Company at the closing of such sale shall not be less than $50,000,000, (E) the terms of such sale are reasonably satisfactory to the Agent, provided that the Agent shall not unreasonably withhold or delay its consent to such sale, and (F) such sale otherwise complies with all other terms of this Agreement.

1.5 Reference in Section 5.2(n)(v) to “$50,000,000” shall be deleted and “$65,000,000” shall be substituted in place thereof.

1.6 Section 5.2(p) is restated as follows:

(p) Dividends, Redemptions and Other Distributions. Make, pay, declare or authorize any dividend, payment or other distribution in respect of any class of its Capital Stock or any dividend, payment or distribution in connection with the redemption, purchase, retirement or other acquisition, directly or indirectly, of any shares of its Capital Stock other than such dividends, payments or other distributions to the extent payable solely in shares of Capital Stock of the Company, provided, however, that the Company may make, pay, declare or authorize any of the foregoing such dividends, payments and other distributions subject to the satisfaction of each of the following conditions: (i) the aggregate amount thereof on and after the Second Amendment Effective Date shall not exceed the sum of $25,000,000 plus 50% of the consolidated Adjusted Net Income of the Company and its Subsidiaries, commencing with the first fiscal quarter ending after the Second Amendment Effective Date, plus 50% of the Net Cash Proceeds received by the Company from the sale of Anchor Bay Entertainment, Inc., (ii) immediately before and after giving effect to such dividend, payment or other distribution, no Event of Default or Default shall exist or shall have occurred and be continuing and the representations and warranties contained in Article IV and in the other Loan Documents shall be true and correct on and as of the date thereof (both before and after giving effect to such dividend, payment or other distribution) as if made on the date of such dividend, payment or other distribution, and (iii) both before and after giving effect to such dividend, payment or other distribution, the Company was and will be able to borrow at least $20,000,000 of additional Loans on a pro forma basis acceptable to the Agent. The Company will not issue any Disqualified Stock.

1.7 Section 6.1(m) is amended by replacing the period at the end thereof with “; or” and the following new Section 6.1(n) is added thereafter:

(n) Senior Note Prepayment. The Senior Notes are not paid in full on or before the Senior Note Prepayment Date.

ARTICLE 2.

REPRESENTATIONS

The Company represents and warrants to the Agent and the Banks that:

2.1 The execution, delivery and performance by the Company of this Amendment have been duly authorized by all necessary corporate action and are not in contravention of any material law, rule or regulation, or any judgment, decree, writ, injunction, order or award of any arbitrator, court or governmental authority, or of the terms of the Company’s articles of incorporation or by-laws, or of any material contract or undertaking to which the Company is a party or by which the Company or its property is bound or affected and do not result in the imposition of any Lien except for Permitted Liens.

2.2 This Amendment is the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms; except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors’ rights and except that the remedy of specific performance and injunctive and other forms of equitable relief are subject to equitable defenses and to the discretion of the court before which any proceedings may be brought.

2.3 After giving effect to the amendments and waivers herein contained, the representations and warranties contained in the Credit Agreement and the representations and warranties contained in the other Loan Documents are true on and as of the date hereof with the same force and effect as if made on and as of the date hereof, except to the extent any such representation or warranty is stated to relate solely to an earlier date, in which case such representation or warranty shall have been true and correct on and as of such earlier date, and no Default or Unmatured Default exists or has occurred and is continuing on the date hereof.

ARTICLE 3.

CONDITIONS PRECEDENT.

This Amendment shall become effective as of the date hereof, provided that each of the following has been satisfied:

3.1 This Amendment shall be signed by the Company and the Banks.

3.2 Each Guarantor shall have executed the Consent and Agreement attached hereto.

3.3 The Company shall deliver to the Agent such board resolutions, incumbency certificates and legal opinions required by the Agent.

3.4 The Company shall deliver to the Agent the notice of prepayment that has been sent to the holders of the Senior Note pursuant to Section 2.4 of the Senior Note Agreement.

3.5 The Company shall pay to the Agent, for the pro rata benefit of each Bank signing this Amendment on or before 5:00 pm EST on September 18, 2003, a fee equal to 10 basis points on each such Bank’s Commitments.

3.6 The Company shall deliver to the Agent such other agreements and documents in connection herewith as requested by the Agent.

ARTICLE 4.

MISCELLANEOUS.

4.1 References in any Loan Document to the Credit Agreement shall be deemed to be references to the Credit Agreement as amended hereby and as further amended from time to time.

4.2 The Company agrees to pay and to save the Agent harmless for the payment of all costs and expenses arising in connection with this Amendment, including the reasonable fees of counsel to the Agent in connection with preparing this Amendment and the related documents.

4.3 The Company acknowledges and agrees that the Agent and the Banks have fully performed all of their obligations under all documents executed in connection with the Loan Documents and all actions taken by the Agent and the Banks are reasonable and appropriate under the circumstances and within their rights under the Loan Documents. The Company represents and warrants that it is not aware of any claims or causes of action against the Agent or any Bank, any participant lender or any of their successors or assigns.

4.4 Except as expressly amended hereby, the Company agrees that the Loan Documents are ratified and confirmed and shall remain in full force and effect and that it has no set off, counterclaim, defense or other claim or dispute with respect to any Loan Document or any transactions in connection therewith. Terms used but not defined herein shall have the respective meanings ascribed thereto in the Credit Agreement.

4.5 This Amendment may be signed upon any number of counterparts with the same effect as if the signatures thereto and hereto were upon the same instrument, and telecopied signatures shall be enforceable as originals.

IN WITNESS WHEREOF, the parties signing this Amendment have caused this Amendment to be executed and delivered as of the day and year first above written.

HANDLEMAN COMPANY

By:	THOMAS C. BRAUM, JR.
Title:	Senior Vice President, CFO

STANDARD FEDERAL BANK N.A., as a Bank and as Agent

By:

Title:

KEYBANK NATIONAL ASSOCIATION, as a Bank and as Syndication Agent

By:

Title:

US BANK, N.A., as a Bank and as Documentation Agent

By:

Title:

HUNTINGTON NATIONAL BANK

By:

Title:

COMERICA BANK

By:

Title:

FIFTH THIRD BANK

By:

Title:

CONSENT AND AGREEMENT

As of the date and year first above written, each of the undersigned hereby:

(a) fully consents to the terms and provisions of the above Amendment and the consummation of the transactions contemplated thereby, and agrees to all terms and provisions of the above Amendment applicable to it;

(b) agrees that its Guaranty and all other Loan Documents executed by the undersigned in connection with the Credit Agreement or otherwise in favor of the Agent and/or the Banks (collectively, the “Documents”) are hereby ratified and confirmed and shall remain in full force and effect, and the undersigned acknowledges that it has no setoff, counterclaim, defense or other claim or dispute with respect to any Document or any transactions in connection therewith; and

(c) acknowledges that it is in its interest and to its financial benefit to execute this consent and agreement.

HANDLEMAN CATEGORY MANAGEMENT COMPANY

By:	Thomas C. Braum, Jr.
Title:	Senior Vice President, CFO

HANDLEMAN DISTRIBUTION COMPANY

By:	Thomas C. Braum, Jr.
Title:	Vice President, Corporate Controller

HANDLEMAN ENTERTAINMENT RESOURCES LLC

By:	Thomas C. Braum, Jr.
Title:	Vice President, Corporate Controller

ANCHOR BAY ENTERTAINMENT, INC.

By:	Thomas C. Braum, Jr.
Title:	Senior Vice President, CFO

LIFETIME HOLDING, INC.

By:	Thomas C. Braum, Jr.
Title:	Senior Vice President, CFO

HANDLEMAN UK LIMITED

By:	Peter J. Cline
Title:	Director

HANDLEMAN COMPANY OF CANADA LIMITED

By:	Thomas C. Braum, Jr.
Title:	Senior Vice President, CFO

HANDLEMAN ONLINE, INC.

By:	Thomas C. Braum, Jr.
Title:	Vice President, Treasurer

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